Exhibit 99.1

Orient Paper, Inc. Announces Results of 2014 Annual Meeting of Stockholders

BAODING, China, October 22, 2014 /PRNewswire/ -- Orient Paper, Inc. (NYSE MKT: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in North China, today announced the results of the Company's 2014 Annual Meeting of Stockholders (the "Annual Meeting"), which was held on October 21, 2014, in Beijing, China.

At the Annual Meeting, Orient Paper's stockholders:

●	Re-elected directors Mr. Zhenyong Liu, Mr. Fuzeng Liu, and Ms. Zhaofang Wang to serve in Class II on the Board of Directors of the Company until the annual meeting of stockholders in 2016 and until their respective successors have been duly elected and qualified or until their earlier resignation, removal or death.

●	Approved, on an advisory basis, the compensation of Orient Paper's executive officers named in the Proxy Statementrelated to the Annual Meeting.

●	Ratified the appointment of BDO China Shu Lun Pan CPAs LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

About Orient Paper, Inc.

Orient Paper, Inc. is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three categories of paper products: packaging paper (corrugating medium paper-based), offset printing paper, and other paper products, including digital photo paper and household/tissue paper that the company is currently expanding into.

With production operations based in Baoding in North China's Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper's production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings Inc, which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd for manufacturing digital photo, printing and packaging paper.

Founded in 1996, Orient Paper has been listed on the NYSE MKT Board with the ticker symbol "ONP" since December 2009. (Please visit http://www.orientpaperinc.com)

For investor and media inquiries, please contact:

Investor and Media Contacts:

Orient Paper, Inc.

Phone: 1-562-818-3817

Email: ir@orientpaperinc.com

ICR, LLC

Gary Dvorchak, CFA

Senior Vice President

Phone (China): +86-10-6583-7500

Phone (U.S.): +1 (310) 954-1123

Email: gary.dvorchak@icrinc.com